NOTICE OF ANNUAL GENERAL MEETING 2021 THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you should immediately consult your stockbroker, solicitor, accountant or other appropriately authorised independent professional adviser. If you have sold or otherwise transferred all your shares in Coca-Cola European Partners plc, please hand this document, together with the accompanying documents, to the purchaser or transferee, or to the stockbroker or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

Coca-Cola European Partners plc LETTER FROM THE CHAIRMAN 13 April 2021 Dear Shareholder Annual General Meeting ("AGM" or the "Meeting") of Coca-Cola European Partners plc (the "Company" or "CCEP") I am delighted to enclose the Notice of Meeting for CCEP's fifth AGM (the "Notice"). The AGM is to be held at Pemberton House, Bakers Road, Uxbridge UB8 1EZ, United Kingdom on 26 May 2021 at 5.15pm. The Notice sets out the resolutions proposed, together with explanatory and guidance notes for Shareholders who wish to vote electronically or by post. Proxy appointment forms are also enclosed. If you have requested a printed copy of CCEP’s Integrated Report and Accounts for the year ended 31 December 2020 (the "2020 Integrated Report"), it is included in this pack. If you asked to receive the 2020 Integrated Report electronically, please accept this letter as notification that it has now been published on our website: www.cocacolaep.com. Impact of Coronavirus (COVID-19) Restrictions on the AGM CCEP is closely monitoring developments relating to COVID-19, including the related public health guidance and legislation issued by the UK Government. At the time of publication of this document, the UK Government has implemented certain restrictions on public gatherings. In light of these measures, and in the interests of health and safety, the AGM this year will be run as a closed meeting and Shareholders will not be able to attend in person. The Company will make arrangements such that the legal requirements to hold the Meeting can be satisfied through the attendance of a minimum number of people and the format of the Meeting will be purely functional. Shareholders are therefore strongly encouraged to submit a proxy vote in advance of the Meeting. Details on how to submit your proxy vote by post or online are set out in Part III of this document. Given the current restrictions on attendance, Shareholders should not appoint anyone other than the Chairman of the Meeting as their proxy as any other named person will not be able to attend the Meeting. The UK Government may change current restrictions or implement further measures relating to the holding of general meetings during the affected period. In the event that such updated guidance or legislation is issued by the UK Government, the Board may reconsider whether shareholders should be allowed to attend the AGM (taking into account first and foremost the health and safety of any attendees). Any changes to the AGM (including any change to the location of the AGM) will be communicated to Shareholders before the Meeting through our website at www.cocacolaep.com/about-us/governance/shareholder-meetings and, where appropriate, by announcement through a regulatory information service. 3

Shareholder questions at the AGM As Shareholders are unable to attend this year’s AGM due to COVID-19 restrictions, we recognise that they will not have the opportunity to ask questions at the Meeting. Therefore, if Shareholders have questions for the Board in relation to the matters to be discussed at the AGM, please submit them by email to shareholders@ccep.com by 5.15pm on 24 May 2021 (or, in the event of any adjournment, at least 48 hours before the time of the adjourned meeting). Business of the AGM Other than Resolutions 23 and 27 (the latter of which deals with an authority to buy back CCEP's own shares off- market), the proposed Resolutions are standard resolutions that are expected to be dealt with at a UK listed company’s annual general meeting. Rule 9 waiver granted by the Panel on Takeovers and Mergers (the "Panel") in favour of Olive Partners, S.A. ("Olive") - Resolution 23 CCEP applied to the Panel for a waiver of Rule of the Takeover Code to permit the buyback authorities proposed under Resolutions 26 and 27 to be exercised without obliging Olive to make a general offer to Shareholders. The Takeover Code is administered by the Panel and applies to CCEP as a UK public company. The Panel is the UK body which provides a framework for takeovers in the UK and ensures fair and equal treatment of shareholders in relation to takeovers. Accordingly, the Panel was consulted at an early stage regarding the waiver of Rule 9 of the Takeover Code. It has reviewed Resolution 23 (Waiver of mandatory offer provisions set out in Rule 9 of the Takeover Code) and has agreed, subject to the approval of the Shareholders other than Olive or any concert party of Olive (the "Independent Shareholders"), to waive the requirement for Olive and any person acting in concert with Olive to make a general offer to all Shareholders where such an obligation would arise as a result of purchases by CCEP of up to 45,528,556 of its own ordinary shares of €0.01 each (the "Ordinary Shares") pursuant to Resolutions 26 and 27. Under the proposed Resolution 23 we are asking the Independent Shareholders for such approval. An explanation of the reasons for such a request and the background to the obligation arising from Rule 9 of the Takeover Code are set out in the Explanatory Notes to Resolution 23 and in Part IV of this document. The Board believes that it is in the best interests of Shareholders that CCEP has the flexibility to return cash to shareholders by buying back shares. The Board believes that the best way to facilitate this is to pass Resolutions 23, 26 and 27. Voting Your vote is important to us. All Shareholders are strongly encouraged to vote by: • submitting your proxy instruction/vote online; or • completing, signing and returning the enclosed form of proxy, in accordance with the instructions set out in Part III of this document. All resolutions will be put to a vote by poll based on the instructions received. On a poll, each Shareholder has one vote for every share held and the Board considers that this will result in a fairer and more accurate indication of the views of Shareholders as a whole. The final results of the poll will be announced shortly after the Meeting and published on CCEP's website (www.cocacolaep.com). These results will include the votes cast by non-attending Shareholders prior to the Meeting, and the votes cast by Shareholders at the Meeting. 4

Recommendation Your Board believes that each Resolution proposed in this document is in the best interests of CCEP and Shareholders as a whole and recommends that you vote in favour of all Resolutions. In accordance with the Takeover Code, I and my fellow Directors, José Ignacio Comenge, Álvaro Gómez-Trénor Aguilar, Alfonso Líbano Daurella and Mario Rotllant Solá, being nominated to the Board by Olive (the "Olive Nominated Directors") did not participate in the Board’s recommendation with regard to Resolution 23 (Waiver of mandatory offer provisions set out in Rule 9 of the Takeover Code), as it is the percentage increase in Olive’s interest in Ordinary Shares that is the subject of the waiver under Resolution 23. Accordingly, the Directors, with the exceptions just described, unanimously recommend Shareholders to vote in favour of the Resolutions, as they intend to do in respect of their own shareholdings, save that Olive and the Olive Nominated Directors will not vote in respect of their shareholdings (if any) on Resolution 23, in which they are considered to be interested. As at 12 April 2021 (being the latest practicable date prior to the publication of this Notice), the Directors' shareholdings amounted to, in aggregate, 358,498 Ordinary Shares, representing approximately 0.0787% of the total voting rights of the Company. As at 12 April 2021, Olive’s shareholding amounted to 166,128,987 Ordinary Shares, representing approximately 36.4890% of the total voting rights of the Company. The Olive Nominated Directors have no direct shareholding in the Company, but are indirectly interested in 50,290,404 Ordinary Shares, representing approximately 11.0459% of the total voting rights of the Company through their interests in Olive. The Directors, other than the Olive Nominated Directors (the "Non-Olive Directors"), who have been so advised by Credit Suisse, consider Resolution 23 to be in the best interests of the Independent Shareholders. In providing its advice to the Non-Olive Directors, Credit Suisse has taken account of the Non-Olive Directors' commercial assessments. The Non-Olive Directors also consider Resolution 23 to be in the best interests of CCEP and the Shareholders as a whole. Accordingly, the Non-Olive Directors unanimously recommend that the Independent Shareholders vote in favour of Resolution 23, as they intend to do in respect of their own shareholdings, which, as at 12 April 2021 (being the latest practicable date prior to the publication of this Notice) amounted to, in aggregate, 358,498 Ordinary Shares, representing approximately 0.0787% of the total voting rights of the Company. Yours faithfully Sol Daurella Chairman 5

Part I NOTICE OF MEETING Notice is hereby given that the AGM of the Company will be held at Pemberton House, Bakers Road, Uxbridge UB8 1EZ, United Kingdom on 26 May 2021 at 5.15pm. However, please refer to the section titled ‘Impact of Coronavirus (COVID-19) Restrictions on the AGM’ on page 3 of this Notice which notes that Shareholders and their proxies (other than the Chairman) will not be able to attend the AGM in person. You will be asked to consider and, if thought fit, to pass the resolutions below. Resolutions 1 to 23 will be proposed as ordinary resolutions, which require more than half of votes to be cast in favour to pass. Resolutions 24 to 28 will be proposed as special resolutions, which require at least three quarters of votes to be cast in favour to pass. All Resolutions will be voted on by poll. Explanatory Notes to the Resolutions are set out on pages 11 to 25 of this document. Resolution 23 (Waiver of mandatory offer provisions set out in Rule 9 of the Takeover Code) will be proposed as an ordinary resolution where only votes cast by Independent Shareholders will be counted. This means that, for Resolution 23 to be passed, more than half of those votes cast by Independent Shareholders on the poll must be in favour of the resolution. Olive has confirmed to the Company that it, and any person acting in concert with it, will abstain from voting on Resolution 23. For more information, see the Explanatory Notes to Resolution 23 on pages 21 to 22 of this document. ORDINARY RESOLUTIONS Resolution 1 - Receipt of the Report and Accounts THAT the audited accounts of the Company for the financial year ended 31 December 2020 together with the strategic report and the reports of the Directors and of the Auditor be hereby received. Resolution 2 - Approval of the Directors' Remuneration Report THAT the Directors' Remuneration Report for the financial year ended 31 December 2020, set out on pages 92 to 107 of the 2020 Integrated Report be hereby approved. Resolutions 3 to 18 Election and re-election of Directors Resolution 3 - THAT Manolo Arroyo be elected as a director of the Company. Resolution 4 - THAT John Bryant be elected as a director of the Company. Resolution 5 - THAT Christine Cross be elected as a director of the Company. Resolution 6 - THAT Brian Smith be elected as a director of the Company. Resolution 7 - THAT Garry Watts be elected as a director of the Company. Resolution 8 - THAT Jan Bennink be re-elected as a director of the Company. Resolution 9 - THAT José Ignacio Comenge be re-elected as a director of the Company. Resolution 10 - THAT Damian Gammell be re-elected as a director of the Company. Resolution 11 - THAT Nathalie Gaveau be re-elected as a director of the Company. Resolution 12 - THAT Álvaro Gómez-Trénor Aguilar be re-elected as a director of the Company. 6

Resolution 13 - THAT Thomas Johnson be re-elected as a director of the Company. Resolution 14 - THAT Dagmar Kollmann be re-elected as a director of the Company. Resolution 15 - THAT Alfonso Líbano Daurella be re-elected as a director of the Company. Resolution 16 - THAT Mark Price be re-elected as a director of the Company. Resolution 17 - THAT Mario Rotllant Solá be re-elected as a director of the Company. Resolution 18 - THAT Dessi Temperley be re-elected as a director of the Company. Resolution 19 - Reappointment of the Auditor THAT Ernst & Young LLP be reappointed as Auditor of the Company from the conclusion of this AGM until the conclusion of the next annual general meeting of the Company. Resolution 20 - Remuneration of the Auditor THAT the Board, acting through the Audit Committee of the Board, be authorised to determine the remuneration of the Auditor. Resolution 21 - Political donations THAT, in accordance with sections 366 and 367 of the Companies Act 2006, the Company, and all companies that are its subsidiaries at any time during the period for which this Resolution is effective, are authorised, in aggregate, to: (a) make political donations to political parties and/or independent election candidates not exceeding £50,000 in the UK and £50,000 in the rest of Europe in total; (b) make political donations to political organisations other than political parties not exceeding £50,000 in the UK and £50,000 in the rest of Europe in total; and (c) incur political expenditure not exceeding £50,000 in the UK and £50,000 in the rest of Europe in total, (as such terms are defined in sections 363 to 365 of the Companies Act 2006) in each case during the period commencing on the date of this Resolution and ending on the date of the annual general meeting of the Company to be held in 2022 or, if earlier, until close of business on Thursday 30 June 2022, provided that the authorised sum referred to in paragraphs (a), (b) and (c) above may be comprised of one or more amounts in different currencies which, for the purposes of calculating that authorised sum, shall be converted into pounds sterling at such rate as the Board may, in its absolute discretion, determine on the day on which the relevant donation is made or the relevant expenditure is incurred or, if earlier, on the day on which the Company or its subsidiary enters into any contract or undertaking in relation to such donation or expenditure (or, if such day is not a business day, the first business day thereafter). Resolution 22 - Authority to allot new shares THAT the Board be generally and unconditionally authorised, without prejudice to the authority conferred on it by ordinary resolution passed on 26 May 2016 but in substitution for all additional subsisting authorities, to allot shares in the Company and to grant rights to subscribe for or convert any security into shares in the Company: (a) up to a nominal amount of €1,517,618.56 (such amount to be reduced by any allotments or grants made under paragraph (b) below in excess of such sum); and (b) comprising equity securities (as defined in the Companies Act 2006) up to a nominal amount of €3,035,237.12 (such amount to be reduced by any allotments or grants made under paragraph (a) above) in connection with an offer by way of a rights issue: 7

(i) to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and (ii) to holders of other equity securities as required by the rights of those securities or as the Board otherwise considers necessary, and so that the Board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authority to apply until the end of next year’s annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022, but in each case during this period the Company may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the Board may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended. Resolution 23 - Waiver of mandatory offer provisions set out in Rule 9 of the Takeover Code THAT approval be granted for the waiver by the Panel on Takeovers and Mergers of any obligation that could arise pursuant to Rule 9 of the Takeover Code for Olive Partners S.A. ("Olive"), or any persons acting in concert with Olive, to make a general offer for all the ordinary issued share capital of the Company, following any increase in the percentage of shares of the Company carrying voting rights in which Olive and any persons acting in concert with Olive are interested, resulting from the exercise by the Company of the authority to purchase up to 45,528,556 of its own ordinary shares of €0.01 each, granted to the Company pursuant to Resolutions 26 and 27 below, subject to the following limitations and provisions: (a) no approval for such waiver is given where the resulting interest of Olive, together with the interest of those acting in concert with Olive, exceeds 40.5433% or more of the shares of the Company carrying voting rights; and (b) such approval shall expire at the end of next year’s annual general meeting (or, if earlier, the close of business on Thursday 30 June 2022). Resolution 23 shall be voted on by the Independent Shareholders by a poll. SPECIAL RESOLUTIONS Resolution 24 - General authority to disapply pre-emption rights THAT, if Resolution 22 (Authority to allot new shares) is passed, the Board be given power to allot equity securities (as defined in the Companies Act 2006) for cash under the authority given by that resolution and/or to sell ordinary shares of €0.01 each held by the Company as treasury shares for cash as if section 561 of the Companies Act 2006 did not apply to any such allotment or sale, such power to be limited: (a) to the allotment of equity securities or sale of treasury shares in connection with an offer of, or invitation to apply for, equity securities (but in the case of the authority granted under paragraph (b) of Resolution 22, by way of a rights issue only): (i) to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and (ii) to holders of other equity securities, as required by the rights of those securities, or as the Board otherwise considers necessary, and so that the Board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and 8

(b) in the case of the authority granted under paragraph (a) of Resolution 22 and/or in the case of any sale of treasury shares, to the allotment of equity securities or sale of treasury shares (otherwise than under paragraph (a) above) up to a nominal amount of €227,642.78, such power to apply until the end of next year’s annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022, but in each case during this period the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the Board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended. Resolution 25 - General authority to disapply pre-emption rights in connection with an acquisition or specified capital investment THAT, if Resolution 22 (Authority to allot new shares) is passed, the Board be given the power in addition to any power granted under Resolution 24 (General authority to disapply pre-emption rights) to allot equity securities (as defined in the Companies Act 2006) for cash under the authority given by that Resolution 22 and/or to sell ordinary shares of €0.01 each held by the Company as treasury shares for cash as if section 561 of the Companies Act 2006 did not apply to any such allotment or sale, such power to be: (a) limited to the allotment of equity securities or sale of treasury shares up to a nominal amount of €227,642.78; and (b) used only for the purposes of financing a transaction which the Board of the Company determines to be an acquisition or other capital investment of a kind contemplated by the Statement of Principles on Disapplying Pre-Emption Rights most recently published by the Pre-Emption Group prior to the date of this Notice or for the purposes of refinancing such a transaction within six months of its taking place, such power to apply until the end of next year’s annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022, but in each case during this period the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the Board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended. Resolution 26 - Authority to purchase own shares on market THAT, if Resolution 23 (Waiver of mandatory offer provisions set out in Rule 9 of the Takeover Code) is passed, the Company be authorised for the purposes of section 701 of the Companies Act 2006 to make one or more market purchases (as defined in section 693(4) of the Companies Act 2006) of its ordinary shares of €0.01 each (the "Ordinary Shares") provided that the: (a) maximum aggregate number of Ordinary Shares hereby authorised to be purchased is 45,528,556, such limit to be reduced by: (i) the number of Ordinary Shares purchased or agreed to be purchased by the Company after 12 April 2021 and before 26 May 2021 pursuant to any authority granted at the Company's 2020 annual general meeting; and (ii) the number of Ordinary Shares purchased pursuant to the authority granted at Resolution 27 (Authority to purchase own shares off market); (b) minimum price (exclusive of expenses) which may be paid for an Ordinary Share is €0.01; and (c) the maximum price (exclusive of expenses) which may be paid for an Ordinary Share is the highest of: 9

(i) an amount equal to 5% above the average market value of an Ordinary Share purchased on the trading venue where the purchase is carried out for the five business days immediately preceding the day on which that Ordinary Share is contracted to be purchased; and (ii) the higher of the price of the last independent trade and the highest current independent bid for an Ordinary Share on the trading venue where the purchase is carried out at the relevant time, such authority to apply until the end of next year’s annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022, but during this period the Company may enter into a contract to purchase Ordinary Shares, which would, or might, be completed or executed wholly or partly after the authority ends and the Company may purchase Ordinary Shares pursuant to any such contract as if the authority had not ended. Resolution 27 - Authority to purchase own shares off market THAT, if Resolution 23 (Waiver of mandatory offer provisions set out in Rule 9 of the Takeover Code) is passed, for the purposes of section 694 of the Companies Act 2006, the terms of the buyback contracts entered into conditionally on the passing of this resolution or to be entered into between the Company and any or all of Credit Suisse Securities (Europe) Ltd, Credit Suisse Securities (USA) LLC and Mizuho Securities USA, LLC respectively (in the form produced to the meeting and made available at the Company's registered office for not less than 15 days ending with the date of the meeting) (each a "Contract" and, collectively, the "Contracts") are approved and the Company be authorised to undertake off-market purchases (within the meaning of section 693(2) of the Companies Act 2006) of its ordinary shares of €0.01 each (the "Ordinary Shares") and pursuant to such Contracts, provided that the maximum aggregate number of Ordinary Shares hereby authorised to be purchased is 45,528,556, such limit to be reduced by: (a) the number of Ordinary Shares purchased or agreed to be purchased by the Company after 12 April 2021 and before 26 May 2021 pursuant to any authority granted at the Company's 2020 annual general meeting; and (b) the number of Ordinary Shares purchased pursuant to the authority granted at Resolution 26 (Authority to purchase own shares on market), such authority to apply until the end of next year's annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022, but during this period the Company may agree to purchase Ordinary Shares pursuant to any Contract, even if such purchase would, or might, be completed or executed wholly or partly after the authority ends and the Company may accordingly purchase such Ordinary Shares pursuant to any such Contract as if the authority had not ended. Resolution 28 - Notice period for general meetings other than annual general meetings THAT the Directors be authorised to call general meetings (other than an annual general meeting) on not less than 14 clear days' notice, such authority shall apply until the end of next year’s annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022. By order of the Board Clare Wardle Company Secretary 13 April 2021 Registered Office: Pemberton House Bakers Road Uxbridge UB8 1EZ United Kingdom Registered in England and Wales No. 09717350 10

Part II EXPLANATORY NOTES ON RESOLUTIONS Resolution 1 - Receipt of the Report and Accounts We are required by the Companies Act 2006 to present the Strategic Report and the Reports of the Directors and the Auditor and CCEP's audited accounts for the financial year ended 31 December 2020 to the Meeting. These are available at www.cocacolaep.com/financial-reports-and-results/integrated-reports. CCEP's Articles of Association (the "Articles") permit the Directors to pay interim dividends, which is CCEP's current practice. Resolution 2 - Approval of the Directors' Remuneration Report Under UK company law, quoted companies are required to present to their shareholders a directors' remuneration report for the financial year. This Resolution invites Shareholders to vote on the Directors' Remuneration Report for the year ended 31 December 2020, as set out on pages 92 to 107 of the 2020 Integrated Report. The 2020 Integrated Report is available at www.cocacolaep.com/financial-reports-and-results/integrated-reports. This vote is advisory and will not affect the future remuneration of the Directors. Resolutions 3 to 18 - Election and Re-election of Directors Under CCEP's Articles, certain Directors are required to retire and be re-elected at each annual general meeting. The Articles require all Directors to retire and stand for re-election, except for the initial independent Directors, as identified in the Articles, and the initial Chairman. At each of the 2019, 2020 and 2021 annual general meetings, three initial independent Directors are to be identified by the Board to retire from office and may offer themselves for election, from which point they retire and stand for re-election annually. Resolutions 3 to 7 relate to the election of Manolo Arroyo, John Bryant, Christine Cross, Brian Smith and Garry Watts, and Resolutions 8 to 18 relate to the re-election of Jan Bennink, José Ignacio Comenge, Damian Gammell, Nathalie Gaveau, Álvaro Gómez-Trénor Aguilar, Thomas H. Johnson, Dagmar Kollmann, Alfonso Líbano Daurella, Mark Price, Mario Rotllant Solá and Dessi Temperley. Biographies of the Directors standing for election and re-election are set out below. In respect of each Director, the strengths and experiences set out indicate why their contribution is, and continues to be, important to the Company's long-term sustainable success. The Board reviewed the independence of the Directors and it has been determined that a majority of the Board and of the Non-executive Directors is independent. The Board recognises that eight of CCEP’s Directors, including the Chairman and Chief Executive Officer, cannot be considered independent. However, CCEP benefits from the Non-independent Directors' industry experiences and skills, and they continue to demonstrate effective judgement when carrying out their roles, and understand their obligations as Directors, including under section 172 of the Companies Act. 11

Manolo Arroyo Non-executive Director Independent: No Key strengths/experience: • Extensive experience working in the Coca-Cola system • Strong operational leadership experience in international consumer goods groups • Strategic marketing, commercial and bottling expertise • In depth understanding of brands in the Coca-Cola system Key external commitments: Chief Marketing Officer at The Coca-Cola Company Previous roles: President of the Asia Pacific Group, Bottling Investments Group, and Mexico business unit of The Coca-Cola Company, Chief Executive Officer of Deoleo, S.A., Senior Vice President and President, Asia Pacific of S.C. Johnson & Son, Inc., President of the ASEAN and SEWA business units of The Coca-Cola Company, General Manager of the Spain business unit of The Coca-Cola Company Vice-Chairman of Coca-Cola COFCO China, Non- executive Director of ThaiNamThip Limited and Coca-Cola Andina John Bryant Non-executive Director Member of the Audit Committee and the Affiliated Transaction Committee Date appointed to the Board: January 2021 Independent: Yes Key strengths/experience: • Chairman/CEO of a multinational public company • Expert in strategy, mergers and acquisitions, restructuring and portfolio transformation • 30 years' experience in consumer goods • Strong track record of finance and operational leadership Key external commitments: Non-executive director of Ball Corporation, Compass Group plc and Macy's Inc. Previous roles: Executive Chairman and CEO of Kellogg Company and other senior roles in the Kellogg Company including Chief Financial Officer, Chief Operating Officer, President America and President International, and Strategy Advisor at A.T. Kearney and Marakon Associates 12

Christine Cross Non-executive Director Chairman of the Remuneration Committee and member of the Nomination Committee Date appointed to the Board: May 2016 Independent: Yes Key strengths/experience: • In depth experience working in the food and beverage industry • Consults on international business strategy, marketing and sustainable business development • Global perspective on CCEP's activities • Experience of chairing remuneration committees Key external commitments: Director of Christine Cross Ltd, Hilton Food Group plc, Clipper Logistics plc and Pollen Estate, member of the Supervisory Board of Zooplus AG and Chairman of Oddbox Delivery Ltd Previous roles: Director of Brambles Limited, Fenwick Limited, Kathmandu Holdings Limited, Next plc, Woolworths (Au) plc, Sobeys (Ca) plc, Plantasgen, Fairmont Hotels Group plc, Sonae-SGPS, S.A., Premier Foods pls and Taylor Wimpey plc Brian Smith Non-executive Director Member of the Corporate Social Responsibility Committee Date appointed to the Board: July 2020 Independent: No Key strengths/experience: • Extensive experience of working in the Coca-Cola system • Deep understanding of in market executional leadership • Strong talent development and deployment skills • Broad knowledge of global field operations at The Coca-Cola Company Key external commitments: President and Chief Operating Officer at The Coca-Cola Company Previous roles: President of The Coca-Cola Company's Europe, Middle East and Africa group, President of TCCC's Latin America group, Executive Assistant to The Coca-Cola Company's Chief Operating Officer and Vice Chairman, President of the Brazil division, President of the Mexico division and also Latin America group manager for mergers and acquisitions at The Coca-Cola Company 13

Garry Watts Non-executive Director Chairman of the Audit Committee and member of the Remuneration Committee Date appointed to the Board: April 2016 Independent: Yes Key strengths/experience: • Extensive business experience in Western Europe and the UK, including as Chief Executive Officer of a global consumer good business • Served as executive and non-executive director in a broad variety of sectors and previously chaired the audit committee of a sizeable company • Financial expertise, experience and skills • Formerly an auditor Key external commitments: Chairman of Spire Healthcare Group plc and Senior Independent Director of Circassia Pharmaceuticals plc Previous roles: Audit Partner at KPMG LLP, Chief Financial Officer of Medeva plc, Chief Executive Officer of SSL International, director of Coca-Cola Enterprises, Inc., Deputy Chairman and Audit Committee Chairman of Stagecoach Group plc and Protherics plc and Chairman of BTG plc and Foxtons Group plc Jan Bennink Non-executive Director Chairman of the Affiliated Transaction Committee and member of the Corporate Social Responsibility Committee Date appointed to the Board: May 2016 Independent: Yes Key strengths/experience: • Chairman/CEO of multinational public companies • Extensive experience in FMCG, including the food and beverage industry • Thorough understanding of global and Western European markets • Strong strategic, marketing and sales experience relevant to the beverage industry Key external commitments: Chairman of the Bennink Foundation, director of Wonderflow B.V. and IEFIC1, Executive Partner at Xn, and Advisor to Artisan Partners Previous roles: Executive Chairman of Sara Lee Corporation, Chief Executive Officer of Royal Numico N.V., Chairman and Chief Executive Officer of DE Masterblenders 1753 N.V., director of Kraft Foods Inc., Boots Company plc and Dalli- Werke GmbH & Co KG and a member of the Advisory Board of ABN Amro Bank 14

José Ignacio Comenge Non-executive Director Member of the Affiliated Transaction Committee Date appointed to the Board: May 2016 Independent: No Key strengths/experience: • Extensive experience of the Coca-Cola system • Broad board experience across industries and sectors • Knowledgeable about the industry in our key market of Iberia • Insights in formulating sustainable strategy drawn from leadership roles in varied sectors Key external commitments: Director of Olive Partners, S.A., ENCE Energía y Celulosa, S.A., Compañía Vinícola del Norte de España, S.A., Ebro Foods S.A., Barbosa & Almeida SGPS, S.A., and Ball Beverage Can Ibérica, S.L. Previous roles: Senior roles in the Coca-Cola system, AXA, S.A., Aguila and Heineken Spain, Vice-Chairman and Chief Executive Officer of MMA Insurance Damian Gammell Chief Executive Officer Date appointed to the Board: December 2016 Independent: No Key strengths/experience: • Strategy, risk management, development and execution experience • Vision, customer focus and transformational leadership • Developing people and teams and promoting sustainability • Over 25 years of leadership experience and in depth understanding of the non-alcoholic ready to drink industry and within the Coca-Cola system Key external commitments: N/A Previous roles: A number of senior executive roles in the Coca-Cola system including Australia and Russia, also Managing Director and Group President of Efes Soft Drinks, and President and Chief Executive Officer of Anadolu Efes S.K. 15

Nathalie Gaveau Non-executive Director Member of the Corporate Social Responsibility Committee Date appointed to the Board: January 2019 Independent: Yes Key strengths/experience: • Successful tech entrepreneur • Expert in e-commerce and digital transformation, mobile, data and social marketing • Strong financial background • International consumer goods experience Key external commitments: Senior Advisor to BCG Digital Ventures, director of Calida Group and President and director of Tailwind International Acquisition Corp Previous roles: Founder and Chief Executive Officer of Shopcade, Interactive Business Director of the TBWA Tequila Group, Asia Pacific E-business and CRM Manager for Club Med, co-founder and Managing Director of Priceminister, Financial Analyst for Lazard and director of HEC Paris Álvaro Gómez-Trénor Aguilar Non-executive Director Date appointed to the Board: March 2018 Independent: No Key strengths/experience: • Broad knowledge of working in the food and beverage industry • Extensive understanding of the Coca-Cola system, particularly in Iberia • Expertise in finance and investment banking • Strategic and investment advisor to businesses in varied sectors Key external commitments: Director of Olive Partners, S.A., Global Omnium (Aguas de Valencia, S.A.) and Sinensis Seed Capital SCR de RC, S.A. Previous roles: Various board appointments in the Coca-Cola system, including as President of Begano, S.A., director and Chairman of the Audit Committee of Coca-Cola Iberian Partners, S.A., as well as key executive roles in Grupo Pas and Garcon Vallvé & Contreras 16

Thomas H. Johnson Non-executive Director and Senior Independent Director Chairman of the Nomination Committee and member of the Remuneration Committee Date appointed to the Board: May 2016 Independent: Yes Key strengths/experience: • Chairman and Chief Executive Officer of international public companies • Manufacturing and distribution expertise • Extensive international management experience in Europe • Investment and finance experience Key external commitments: Chief Executive Officer of The Taffrail Group, LLC and director of Universal Corporation Previous roles: Chairman and Chief Executive Officer of Chesapeake Corporation, President and Chief Executive Officer of Riverwood International Corporation, director of Coca-Cola Enterprises, Inc., GenOn Corporation, Mirant Corporation, ModusLink Global Solutions, Inc., Superior Essex Inc. and Tumi, Inc. Dagmar Kollmann Non-executive Director Member of the Affiliated Transaction Committee and Audit Committee Date appointed to the Board: May 2019 Independent: Yes Key strengths/experience: • Expert in finance and international listed groups • Thorough understanding of capital markets and mergers and acquisitions • Extensive commercial and investor relations experience • Strong executive and senior leadership experience in global businesses • Risk oversight and corporate governance expertise Key external commitments: Deputy Chairman of the Supervisory Board of Deutsche Pfandbriefbank, a non-executive director of Unibail- Rodamco-Westfield SE, Deutsche Telekom and Paysafe Limited, and Commissioner in the German Monopolies Commission Previous roles: Non-executive director of KfW IPEX Bank, Chief Executive Officer and Country Head in Germany and Austria for Morgan Stanley, member of the board of Morgan Stanley International Ltd in London and Associate Director of UBS in London 17

Alfonso Líbano Daurella Non-executive Director Chairman of the Corporate Social Responsibility Committee Date appointed to the Board: May 2016 Independent: No Key strengths/experience: • Developed the Daurella family’s association with the Coca-Cola system • Detailed knowledge of the Coca-Cola system • Insight to CCEP’s impact on communities from experience as trustee or director of charitable and public organisations • Experienced corporate social responsibility committee chair Key external commitments: Vice-Chairman and member of the Executive Committee of Cobega, S.A., director of Olive Partners, S.A., Chairman of Equatorial Coca-Cola Bottling Company, S.L., director of Grupo Cacaolat, S.L., Vice-Chairman of MECC Soft Drinks JLT, director of The Coca-Cola Bottling Company of Egypt S.A.E, Chair of the Polaris Committee and member of the Ambassadors' Circle of the Family Business Network and member of the board of the American Chamber of Commerce in Spain Previous roles: Various roles at the Daurella family’s Coca-Cola bottling business, director and Chairman of the Quality & Corporate Social Responsibility Committee of Coca-Cola Iberian Partners, S.A. Mark Price Non-executive Director Member of the Corporate Social Responsibility Committee and Nomination Committee Date appointed to the Board: May 2019 Independent: Yes Key strengths/experience: • Extensive experience in the retail industry • A deep understanding of international trade and markets • Strong strategic, digital and sustainable development skills Key external commitments: Member of the House of Lords, founder of WorkL, Member of Council at Lancaster University, Chair of Trustees of the Fairtrade Foundation UK and President and Chairman of the Chartered Management Institute Previous roles: Managing Director of Waitrose and Deputy Chairman John Lewis Partnership, Non-executive Director and Deputy Chairman of Channel 4 TV and Minister of State for Trade and Investment and Trade Policy, Chair of Business in the Community and The Prince’s Countryside Fund 18

Mario Rotllant Solá Non-executive Director Member of the Remuneration Committee Date appointed to the Board: May 2016 Independent: No Key strengths/experience: • Deep understanding of the Coca-Cola system • Extensive international experience in the food and beverage industry • Experience of dealing with regulatory and political bodies • Experience of chairing a remuneration committee Key external commitments: Vice-Chairman of Olive Partners, S.A., Co-Chairman and ember of the Executive Committee of Cobega, S.A., Chairman of the North Africa Bottling Company, Chairman of the Advisory Board of Banco Santander, S.A. in Catalonia and a Director of Equatorial Coca-Cola Bottling Company, S.L. Previous roles: Second Vice-Chairman and member of the Executive Committee and Chairman of the Appointment and Remuneration Committee of Coca-Cola Iberian Partners, S.A. Dessi Temperley Non-executive Director Member of the Audit Committee Date appointed to the Board: May 2020 Independent: Yes Key strengths/experience: • Financial and technical accounting expertise • Strong commercial insights and knowledge of European markets • International consumer brands experience • Skilled in technology Key external commitments: Group Chief Financial Officer of Beiersdorf and member of the Supervisory Board of Tesa SE Previous roles: Head of investor relations at Nestlé, Chief Financial Officer of Nestlé Purina Europe, Middle East and North Africa and Chief Financial Officer of Nestlé South East Europe, and finance roles at Cable & Wireless plc and Royal Dutch Shell plc The Chairman believes that, following formal performance evaluation, the performance of each of the Directors standing for re-election continues to be effective and each of them continue to demonstrate commitment to the role. 19

Resolutions 19 and 20 - Reappointment and Remuneration of the Auditor CCEP is required to appoint an auditor for each financial year, to hold office until the end of the next general meeting at which accounts are laid before the Shareholders. Accordingly, the Board, on the unanimous recommendation of the Audit Committee, which has evaluated the effectiveness and independence of the external auditor, is proposing the reappointment of CCEP's existing Auditor, Ernst & Young LLP, as Auditor of CCEP for the financial year ending 31 December 2021, under Resolution 19. The Directors may set the remuneration of the Auditor if authorised by the Shareholders to do so. The Competition and Markets Authority’s Statutory Audit Services Order, which came into effect on 1 January 2015 (and with which CCEP voluntarily complies), clarified certain responsibilities of the Audit Committee, including providing that, acting collectively or through its chairman, and for and on behalf of the Board, it is permitted to negotiate and agree the statutory audit fee. Resolution 20 seeks authority for the Audit Committee to determine the Auditor’s remuneration for 2021. Resolution 21 - Political donations The Companies Act 2006 prohibits companies from making political donations to political organisations, independent candidates or incurring EU political expenditure exceeding £5,000 in any 12 month period unless authorised by Shareholders in advance. CCEP does not make, and does not intend to make, donations to political organisations or independent election candidates, nor does it incur any political expenditure. However, the definitions of political donations, political organisations and political expenditure used in the Companies Act 2006 are very wide. As a result, this can cover activities such as sponsorship, subscriptions, payment of expenses, paid leave for employees fulfilling certain public duties, and support for bodies representing the business community in policy review or reform. Shareholder approval is being sought on a precautionary basis only, to allow CCEP and any company which, at any time during the period for which this resolution has effect, is a subsidiary of CCEP, to continue to support the community and put forward its views on wider business and government interests, without running the risk of inadvertently breaching the legislation. The Board is therefore seeking authority to make political donations to political organisations and independent election candidates not exceeding £50,000 in the UK and £50,000 in the rest of Europe in total; make political donations to political organisations other than political parties not exceeding £50,000 in the UK and £50,000 in the rest of Europe in total; and to incur political expenditure not exceeding £50,000 in the UK and £50,000 in the rest of Europe in total. In line with best practice guidelines published by the Investment Association (the "IA"), this resolution is put to Shareholders annually rather than every four years as required by the Companies Act 2006. For the purposes of this resolution, the terms 'political donations', 'political organisations', 'independent election candidate' and 'political expenditure' shall have the meanings given to them in sections 363 to 365 of the Companies Act 2006. Resolution 22 - Authority to allot new shares This resolution seeks authority from the Shareholders to allot shares or grant rights to subscribe for or to convert any securities into Ordinary Shares. The authority is expected to be renewed at each annual general meeting. Paragraph (a) of this resolution would give the Directors the authority to allot Ordinary Shares or grant rights to subscribe for or convert any securities into Ordinary Shares up to an aggregate nominal amount equal to €1,517,618.56 (representing 151,761,856 Ordinary Shares). This amount represents approximately one-third of the issued ordinary share capital of CCEP as at 12 April 2021, the latest practicable date prior to publication of this Notice. In line with guidance issued by the IA, paragraph (b) of this resolution would give the Directors authority to allot Ordinary Shares or grant rights to subscribe for or convert any securities into Ordinary Shares in connection with a rights issue in favour of ordinary shareholders up to an aggregate nominal amount equal to €3,035,237.12 (representing 303,523,712 Ordinary Shares), as reduced by the nominal amount of any shares issued under paragraph (a) of this resolution). This amount (before any reduction) represents approximately two-thirds of the issued ordinary share capital of CCEP as at 12 April 2021, the latest practicable date prior to publication of this Notice. The Directors have no present intention to exercise the authority sought under this resolution. The authority is, however, sought to ensure that CCEP has maximum flexibility in managing CCEP's capital resources. If they do exercise the authority, the Directors intend to follow IA recommendations concerning its use (including as regards the Directors standing for re-election in certain cases). 20

The authority sought under this resolution would apply until the end of next year’s annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022. As at the date of this Notice, no Ordinary Shares are held as treasury shares by CCEP. Resolution 23 - Waiver of mandatory offer provisions set out in Rule 9 of the Takeover Code Resolution 23 (the "Waiver Resolution") seeks approval from the Independent Shareholders of a waiver of the obligation that could arise on Olive and any person acting in concert with Olive to make a general offer for the entire issued share capital of the Company if Olive's interest in Ordinary Shares increases as a result of the purchase of up to 45,528,556 Ordinary Shares by CCEP pursuant to Resolutions 26 and 27 (which, if passed, would give authorisation for CCEP to purchase its own shares) (the "Buyback Authorities"). If the Waiver Resolution is approved at the AGM, Olive will not, thereby, be restricted from making an offer for CCEP. However, under the terms of the Shareholders' Agreement, as more fully described in the Prospectus, neither European Refreshments ("ER") nor Olive may acquire shares in CCEP that, when aggregated with the shares held by the other, represent more than 67% of the issued CCEP shares, other than as a result of an offer (as defined in the Takeover Code) recommended by a simple majority of the Independent Non-executive Directors ("INEDs") of CCEP. The Takeover Code is administered by the Panel and applies to CCEP because it is a UK public company, which has its registered office in the United Kingdom and has securities admitted to trading on a regulated market in the UK. The Panel is the UK body which provides a framework for takeovers in the UK and ensures fair and equal treatment of shareholders in relation to takeovers. Under Rule 9 of the Takeover Code, when (i) any person acquires, whether by a series of transactions over a period of time or not, an interest in shares which, taken together with shares in which he and persons acting in concert with him are interested, carry 30% or more of the voting rights of a company subject to the Takeover Code, or (ii) any person who, together with persons acting in concert with him, is interested in shares which in aggregate carry not less than 30% of the voting rights of a company, but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with him, acquires an interest in any other shares which increases the percentage of the shares carrying voting rights in which he is interested, then in either case, that person is normally required to make a general offer in cash for all the remaining equity share capital of that company at the highest price paid by him, or any persons acting in concert with him, for shares in that company within the 12 months prior to the announcement of the offer. Under Rule 37 of the Takeover Code, when a company purchases its own voting shares, any resulting increase in the percentage of shares carrying voting rights in which a person or group of persons acting in concert is interested will be treated as an acquisition for the purpose of Rule 9 of the Takeover Code (although a shareholder who is neither a director nor acting in concert with a director will not normally incur an obligation to make a Rule 9 offer). However, Rule 37.1 also provides that, subject to prior consultation, the Panel will normally waive any resulting obligation to make a general offer if there is a vote of independent shareholders. Currently, Olive is interested in an aggregate of 166,128,987 Ordinary Shares representing approximately 36.4890% of the issued share capital of CCEP. If CCEP were to repurchase shares from persons other than Olive, or any person acting in concert with Olive, all the Ordinary Shares for which it is seeking the Buyback Authorities (and assuming no other allotments of Ordinary Shares), the maximum potential shareholding of Olive and any person acting in concert with Olive would increase to approximately 40.5433% of the issued ordinary share capital of CCEP. Accordingly, an increase in the percentage of the shares carrying voting rights in which Olive or any person acting in concert with Olive are interested, as a result of any exercise of the Buyback Authorities, would ordinarily, in the absence of a waiver granted by the Panel and the Waiver Resolution (if approved), have the effect of triggering Rule 9 of the Takeover Code and result in Olive and any person acting in concert with Olive being under an obligation to make a general offer to all Shareholders. Accordingly, the Panel was consulted at an early stage regarding the Waiver Resolution and the Buyback Authorities. It has reviewed the Waiver Resolution and the Buyback Authorities and the Panel has agreed, subject to the Independent Shareholders’ approval on a poll, and in accordance with Rule 37.1 of the Takeover Code, to waive the application of Rule 9 of the Takeover Code. 21

The waiver granted by the Panel relates only to any increase in the percentage of Ordinary Shares held by Olive or any person acting in concert with Olive as a result of purchases by CCEP of Ordinary Shares pursuant to the Buyback Authorities which are sought from the Shareholders in Resolutions 26 and 27 at the AGM and conditional on the passing of Resolution 23 by the Independent Shareholders of CCEP on a poll. As Olive, and any concert party of Olive, are interested in the outcome of Resolution 23, they will be precluded from voting on that Resolution. Following exercise of the Buyback Authorities (either in whole or in part), Olive will continue to be interested in Ordinary Shares carrying more than 30% of the voting rights of CCEP, but will not hold Ordinary Shares carrying more than 50% of such voting rights, and any further increase in that interest (other than a further exercise of the Buyback Authorities) will be subject to the provisions of Rule 9 of the Takeover Code. The approval in Resolution 23 (if it is given) shall expire at the end of next year’s annual general meeting or, if earlier, the close of business on Thursday 30 June 2022. Further details in relation to the Waiver Resolution are set out in Part IV of this document. Olive’s intentions Olive has confirmed that it has no intention to make any changes with respect to the following matters because of any increase in its shareholding resulting from a share buyback: (a) the future business of CCEP, including its intentions for any research and development functions of CCEP; (b) the continued employment of the employees and management of CCEP and of its subsidiaries, including any material change in conditions of employment or in the balance of the skills and functions of the employees and management; (c) CCEP's strategic plans, and their likely repercussions on employment or the locations of CCEP's places of business, including on the location of CCEP’s headquarters and headquarters functions; (d) employer contributions into CCEP's pension scheme(s) (including with regard to current arrangements for the funding of any scheme deficit), the accrual of benefits for existing members, and the admission of new members; (e) the redeployment of the fixed assets of CCEP; or (f) the maintenance of CCEP’s listing on Euronext Amsterdam, the New York Stock Exchange (the "NYSE"), London Stock Exchange (“LSE”) and the Spanish Stock Exchanges. Olive has confirmed that, if it attains the maximum potential shareholding that it could obtain, of approximately 40.5433% of the issued share capital of CCEP, as a result of the Buyback Authorities, this would not materially affect the running of its future business, including in relation to (b) and (c) above as regards itself, nor significantly affect its earnings, assets or liabilities. Credit Suisse has provided advice to the Non-Olive Directors, in accordance with the requirements of paragraph 4(a) of Appendix 1 to the Takeover Code, in relation to the granting of the waiver by the Panel of the obligation that could arise on Olive to make an offer under Rule 9 of the Takeover Code in relation to Resolutions 26 and/or 27. This advice was provided by Credit Suisse to the Non-Olive Directors only, and in providing such advice Credit Suisse has taken into account the Non-Olive Directors’ commercial assessments and also notes the announcement made by CCEP on 23 March 2020 that, in light of the macroeconomic uncertainty brought about by the outbreak of COVID-19, CCEP was suspending its 2020 Share Buyback Programme (as defined on page 23 of this Notice) until further notice. 22

Resolutions 24 and 25 - Authority to disapply pre-emption rights If we allot new shares or sell treasury shares for cash (other than in connection with employee share schemes or the dividend reinvestment programme), we are required by the Companies Act 2006 to first offer the shares to Shareholders in proportion to their existing holdings (known as pre-emption rights), but we may seek Shareholder approval to disapply pre-emption rights, or issue shares on a non pre-emptive basis. Resolutions 24 and 25 are proposed as special resolutions, each of which requires a 75% majority of the votes to be cast in favour to be passed. They would give the Directors the power to allot Ordinary Shares (or sell any Ordinary Shares which CCEP elects to hold in treasury) for cash without first offering them to existing Shareholders in proportion to their existing shareholdings. The power in Resolution 24 would be limited to: (a) allotments or sales in connection with pre-emptive offers and offers to holders of other equity securities if required by the rights of those shares or as the Board otherwise considers necessary; or (b) up to an aggregate nominal amount of €227,642.78 (representing 22,764,278 Ordinary Shares). This aggregate nominal amount represents approximately 5% of the issued ordinary share capital of CCEP as at 12 April 2021, being the latest practicable date prior to publication of this Notice. In respect of this aggregate nominal amount, the Directors confirm their intention to follow the provisions of the Pre-Emption Group’s Statement of Principles (the "Principles") regarding cumulative usage of authorities within a rolling three year period where the Principles provide that usage in excess of 7.5% of the issued ordinary share capital of CCEP (excluding treasury shares) should not take place without prior consultation with Shareholders. Resolution 25 is intended to give the Company flexibility to make non pre-emptive issues of Ordinary Shares in connection with acquisitions and other capital investments as contemplated by the Pre-emption Group’s Statement of Principles. The power under Resolution 25 is in is in addition to that proposed by Resolution 24 and would be limited to allotments or sales of up to an aggregate nominal amount of €227,642.78 (representing 22,764,278 Ordinary Shares). This aggregate nominal amount represents approximately 5% of the issued ordinary share capital of CCEP (excluding treasury shares) as at 12 April 2021, being the latest practicable date prior to publication of this Notice. The powers sought under Resolutions 24 and 25 would apply until the end of next year's annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022. Resolutions 26 and 27 - Authority to purchase own shares Resolutions 26 and 27, which are each conditional on the passing of Resolution 23 (Waiver of mandatory offer provisions set out in Rule 9 of the Takeover Code), would allow CCEP to buy back its own Ordinary Shares via methods permitted by the Companies Act 2006. Resolution 26 would allow CCEP to buy back its Ordinary Shares by way of on-market purchases on a recognised investment exchange pursuant to section 701 of the Companies Act 2006. However, as the NYSE, Euronext Amsterdam and the Spanish Stock Exchanges are not recognised investment exchanges for the purposes of section 693(2) of the Companies Act 2006, repurchases conducted on these exchanges do not qualify as 'on-market' purchases. Therefore approval of off‑market purchases is sought under Resolution 27 to enable share repurchases of shares quoted on any of these exchanges. The Directors consider it to be desirable to have the general authority to make purchases either by way of on market purchases under Resolution 26 or off market purchases under Resolution 27 (the latter of which, as described above, could include open-market repurchases of shares quoted on the NYSE, Euronext Amsterdam or the Spanish Stock Exchanges) to have maximum flexibility in managing CCEP's capital resources or offset the dilutive effect of the issue of new shares under CCEP's share award plans. The Directors will only buy back shares when they consider that such purchases would be in the interests of CCEP and Shareholders generally, and could be expected to result in an increase in the earnings per share of CCEP. There can be no certainty as to whether CCEP will repurchase any of its shares, or as to the amount of any such repurchases or the prices at which such repurchases may be made. On 13 February 2020, CCEP announced a €1 billion share buyback programme to reduce the Company’s share capital (the "2020 Share Buyback Programme"). However, it should be noted that, in light of the macroeconomic uncertainty brought about by the outbreak of COVID-19, on 23 March 2020, CCEP announced that it was suspending the 2020 Share Buyback Programme until further notice, to keep CCEP well positioned and preserve maximum flexibility during such period. 23

CCEP currently has no Ordinary Shares held in treasury. Under the Companies Act 2006, Ordinary Shares bought back may be held in treasury or may be cancelled. Ordinary Shares held in treasury may be either sold for cash or transferred for the purposes of an employee share scheme (subject, if necessary, to Shareholders’ approval at a general meeting). Whilst CCEP therefore has a choice of either holding or cancelling any Ordinary Shares it may purchase, given that its Ordinary Shares are held and settled within DTC, CCEP is most likely to choose to cancel any such Ordinary Shares. This is the approach that has been taken in respect of the 2020 Share Buyback Programme, under which all Ordinary Shares bought back have to date been cancelled immediately. If, notwithstanding the above, CCEP decides not to cancel such Ordinary Shares, but instead hold them in treasury, CCEP would have regard to any investor guidelines regarding the purchase of Ordinary Shares intended to be held in treasury and their holding or resale. CCEP has share awards outstanding over 4,581,088 Ordinary Shares, representing 1.0062% of CCEP’s ordinary issued share capital as at 12 April 2021. Authority is sought for CCEP to purchase, in aggregate under Resolutions 26 and/or 27, an amount of Ordinary Shares which, as at 12 April 2021, is up to 10% of its issued Ordinary Shares, however, this authorised amount will be reduced by an amount equal to the number of Ordinary Shares that are purchased or agreed to be purchased by CCEP after 12 April 2021 and before 26 May 2021 pursuant to the authority granted at CCEP’s 2020 annual general meeting. This is to ensure that the amount being whitewashed pursuant to Resolution 23 will always be the maximum potential shareholding of Olive and any person acting in concert with Olive. Resolutions 26 and/or 27 are proposed as special resolutions, which require 75% majority of the votes to be cast in favour to be passed. On market purchases Under Resolution 26, which is conditional on the passing of Resolution 23, authority is sought to allow CCEP to buy back its own Ordinary Shares by way of market purchases (as such term is defined in section 693(4) of the Companies Act 2006), in accordance with specific procedures set out in the Companies Act 2006. The minimum price, exclusive of expenses, which may be paid for an Ordinary Share on-market is €0.01, its nominal value. The maximum price, exclusive of expenses, which may be paid for an Ordinary Share on-market is equal to the highest of: (a) an amount equal to 5% above the average market value of an Ordinary Share purchased on the trading venue where the purchase is carried out for the five business days immediately preceding the day on which that Ordinary Share is contracted to be purchased; and (b) the higher of the price of the last independent trade and the highest current independent bid for an Ordinary Share on the trading venue where the purchase is carried out at the relevant time. Off-market purchases Under Resolution 27, which is conditional on the passing of Resolution 23, authority is sought to allow CCEP to buy back its own Ordinary Shares by way of off-market purchases (as such term is defined in section 693(2) of the Companies Act 2006, which would include open-market repurchases of Ordinary Shares quoted on any of the NYSE, Euronext Amsterdam and the Spanish Stock Exchanges), in accordance with specific procedures set out in the Companies Act 2006. Such repurchases may only be made pursuant to a share repurchase contract, the terms of which have been approved by Shareholders in accordance with section 694 of the Companies Act 2006. Resolution 27 specifies which counterparties may each enter into such contracts with CCEP. Under the Companies Act 2006, CCEP may enter into any such contracts prior to, but conditional on, the approval of their terms by Shareholders, or subsequently, once their terms have been approved by Shareholders. As it did at the 2020 annual general meeting, CCEP is seeking approval of the terms of the Contract as defined in Resolution 27. Any Contracts that have not already been approved by Shareholders and which are entered into prior to this year’s AGM will be conditional on the approval of their terms at the AGM and no purchase of any Ordinary Shares will take place under them unless and until such approval is given. 24

Copies of the Contract and the list of repurchase counterparties related to such Contract, will be made available for Shareholders to inspect at CCEP's registered office at Pemberton House, Bakers Road, Uxbridge UB8 1EZ, United Kingdom from 11 May 2021 until the date of the AGM. Copies of the Contract and the list of repurchase counterparties will also be available for inspection at the AGM. Under the Companies Act 2006, CCEP must seek authorisation for share repurchase contracts and counterparties at least every five years. However, if Resolution 27 is approved, CCEP may repurchase shares pursuant to the form of Contract with the relevant counterparties until the end of next year’s annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022. Resolution 28 - Notice period for general meetings other than annual general meetings Under UK company law, general meetings are required to be called on 21 clear days’ notice, except where reduced by special resolution of the shareholders. Resolution 28, which is proposed as a special resolution and requires 75% of votes to be cast in favour to be passed, seeks authority for the Directors to call general meetings (other than annual general meetings) on 14 days’ notice. However, as CCEP has a global shareholder base, in practice we would always aim to provide a longer notice period to allow overseas investors to participate fully. The shorter notice period will not be used as a matter of routine and will only be used where it makes sense to do so, having regard to the business to be transacted at that meeting. In addition, the Directors will not make use of the shorter notice period except where they consider that doing so would be beneficial to the Shareholders as a whole. If the authority is used, CCEP would expect to explain its reasons for taking this exceptional action in its next annual report and accounts. The authority granted by this resolution shall apply until the end of next year’s annual general meeting or, if earlier, until the close of business on Thursday 30 June 2022, and is intended to be renewed every year. CCEP would meet the requirements for electronic voting to be available at any general meeting held on short notice. 25

Part III NOTES TO THE NOTICE OF AGM Impact of Coronavirus (COVID-19) Restrictions on the AGM 1. At the time of publication of this Notice, the UK Government has placed certain restrictions on public gatherings. In light of these measures, and in the interests of health and safety, the AGM will be run as a closed meeting and Shareholders will not be able to attend in person. The Company will make arrangements such that the legal requirements of the Meeting can be satisfied through the attendance of a minimum number of people and the format of the Meeting will be purely functional. 2. The UK Government may change current restrictions or implement further measures relating to the holding of general meetings between publication of this Notice and the AGM. Any changes to the AGM (including any change to its location) will be communicated to Shareholders before the Meeting through our website at www.cocacolaep.com/about-us/governance/shareholder-meetings and, where appropriate, by announcement through a regulatory information service. Appointment of proxies 3. Members are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the meeting. A proxy need not be a Shareholder of CCEP, but must attend the AGM in order to represent a Shareholder. It is advised, however, that Shareholders only appoint the Chairman as their proxy, rather than appointing another named person who will not be allowed to attend the AGM. 4. Under normal circumstances, a Shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that Shareholder. If a member appoints more than one proxy and the proxy forms appointing those proxies would give those proxies the apparent right to exercise votes on behalf of the member over more shares than are held by the member, then each of those proxy forms will be invalid and none of the proxies so appointed will be entitled to attend, speak or vote at the AGM. However, given the restrictions on attendance at the AGM due to COVID-19, it is advised that Shareholders only appoint the Chairman as their proxy, rather than appointing one or more named person(s) who will not be allowed to attend the AGM. 5. A proxy form which may be used to make such appointment and give proxy instructions accompanies this Notice. If you do not have a proxy form and believe that you should have one, or if you require additional forms, please contact the Company Secretary at Pemberton House, Bakers Road, Uxbridge UB8 1EZ, United Kingdom, or by email at shareholders@ccep.com. Please also refer to the section titled ‘Impact of Coronavirus (COVID-19) Restrictions on the AGM’ on page 3 of this Notice for additional guidance in relation to the appointment of proxies in light of the current outbreak of COVID-19. 6. Any power of attorney or any other authority under which the proxy form is signed (or a duly certified copy of such power or authority) must be included with the proxy form. 7. To be valid, any proxy form or other instrument appointing a proxy must be received no later than 5.15pm on 24 May 2021 (or, in the event of any adjournment, 48 hours before the time of the adjourned Meeting). A member may vote by choosing one of the following methods: (a) Voting via the internet: to vote via the internet, go to www.proxyvote.com. Have the information printed on the proxy form in the box marked by the arrow →[xxxx xxxx xxxx xxxx] available and follow the instructions. (b) Voting by mail: to vote by mail, request a paper copy of the proxy materials, which will include a proxy form and postage-paid envelope for returning your proxy card. (c) Voting in person: to vote at the Meeting, you will need to request a poll card and complete it there. However, please refer to the section titled ‘Impact of Coronavirus (COVID-19) Restrictions on the AGM’ in the Letter from the Chairman on page 3 of this Notice, which notes that the AGM will be run as a closed meeting and Shareholders will therefore not be able to attend and vote in person. Shareholders are advised to check our website for updates at www.cocacolaep.com/about-us/governance/shareholder-meetings. 26

8. In the case of a member which is a company, the proxy form must be executed under its common seal or signed on its behalf by an officer, attorney or other person authorised to sign it for CCEP. 9. The proceedings of a general meeting shall not be invalidated where an appointment of a proxy in respect of that meeting is sent in electronic form as provided above, but because of a technical problem it cannot be read by the recipient. 10. In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in CCEP's register of members in respect of the joint holding (the first‑named being the most senior). 11. If you submit more than one valid proxy appointment in respect of the same share, the appointment received last before the latest time for the receipt of proxies will take precedence. If CCEP is unable to determine which notice was last received, none of them shall be treated as valid in respect of that share. 12. A vote withheld is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the resolution. If no voting indication is given, your proxy will vote or abstain from voting at his or her discretion. Your proxy will vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is put before the AGM. 13. The return of a completed proxy form, other such instrument or any CREST Form of Instruction or similar proxy instruction (as described in paragraphs 14 to 17 below) will not prevent a member attending the AGM and voting in person if he/she wishes to do so. CREST 14. If you are a holder of Depositary Interests ("DIs"), you should return a completed Form of Instruction to the Transfer Agent, Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom in the enclosed reply paid envelope following the instructions therein. To be effective, the Form of Instruction must be received by the Transfer Agent by no later than 5.15pm on 21 May 2021. Alternatively, holders of DIs may transmit voting instructions by utilising the CREST voting service in accordance with the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting service provider, who will be able to take appropriate action on their behalf. For instructions made using the CREST voting service to be valid, the appropriate CREST message (a "CREST Voting Instruction") must be properly authenticated in accordance with Euroclear's specifications and must contain the information required for such instructions, as described in the CREST Manual (available via www.euroclear.com/CREST). 15. To be effective, the CREST Voting Instruction must be transmitted so as to be received by the Transfer Agent (ID: 3RA50) no later than 5.15pm on 21 May 2021 (or, in the event of an adjourned meeting, three business days before the adjourned meeting (excluding weekends and public holidays in the UK)). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the CREST Voting Instruction by the CREST applications host) from which CCEP's agent is able to retrieve the CREST Voting Instruction by enquiry to CREST in the manner prescribed by CREST. After this time, any change of voting instructions made through CREST should be communicated to the Transfer Agent by other means. 16. Holders of DIs and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the transmission of CREST Voting Instructions. It is the responsibility of the DI holder concerned to take (or, if the DI holder is a CREST personal member or sponsored member or has appointed a voting service provider, to procure that their CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a CREST Voting Instruction is transmitted by means of the CREST voting service by any particular time. In this connection, DI holders and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. 17. CCEP may treat as invalid a CREST Voting Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001. 27

Corporate representatives 18. Any corporation which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its power as a member provided that they do not do so in relation to the same shares. Nominated persons 19. Any person to whom this Notice is sent who is a person nominated under section 146 of the Companies Act 2006 to enjoy information rights (a "Nominated Person") may, under an agreement between him/her and the Shareholder by whom he/she was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the AGM. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the Shareholder as to the exercise of voting rights. 20. The statement of the rights of Shareholders in relation to the appointment of proxies in paragraphs 3 to 13 above does not apply to Nominated Persons. The rights described in these paragraphs can only be exercised by Shareholders. Entitlement to attend and vote 21. To be entitled to attend and vote at the AGM either in person or by proxy (and for the purpose of the determination by CCEP of the votes they may cast), Shareholders must be registered in the Register of Members of CCEP at 5.15pm on 24 May 2021, (or, in the event of any adjournment, on the date which is 48 hours before the time of the adjourned Meeting). Changes to the Register of Members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the Meeting. Please refer to the section titled ‘Impact of Coronavirus (COVID-19) Restrictions on the AGM’ on page 3 of this Notice, which notes that Shareholders and their proxies (other than the Chairman) will not be able to attend the AGM in person. Shareholders are advised to check our website for updates at www.cocacolaep.com/about-us/ governance/shareholder-meetings. Issued shares and total voting rights 22. As at 12 April 2021 (being the last practicable date prior to the publication of this Notice) CCEP’s issued share capital consists of 455,285,569 Ordinary Shares carrying one vote each. Therefore the total voting rights in CCEP as at 12 April 2021 are 455,285,569 Ordinary Shares. Website publication of audit concerns 23. Under section 527 of the Companies Act 2006 members meeting the threshold requirements set out in that section have the right to require CCEP to publish on a website a statement setting out any matter relating to: (i) the audit of CCEP’s accounts (including the Auditor’s report and the conduct of the audit) that are to be laid before the AGM; or (ii) any circumstance connected with an Auditor of CCEP ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the Companies Act 2006. CCEP may not require the Shareholders requesting any such website publication to pay its expenses in complying with sections 527 or 528 of the Companies Act 2006. Where CCEP is required to place a statement on a website under section 527 of the Companies Act 2006, it must forward the statement to CCEP's Auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the AGM includes any statement that CCEP has been required under section 527 of the Companies Act 2006 to publish on a website. General queries 24. Except as provided above, members who have general queries about the AGM, or queries unrelated to the business of the AGM, should use the following means of communication (no other methods of communication will be accepted): (a) Shareholders may contact our registrar, Computershare, on +1-781-575-2867 (outside the US) or +1-800-418-4223 (within the US); or (b) access Computershare’s investor website at www.computershare.com/us/investor. 28

You may not use any electronic address provided either in this Notice of AGM or any related documents (including the Chairman's letter and proxy form) to communicate with CCEP for any purposes other than those expressly stated. Questions at the AGM 25. Any Shareholder attending the AGM has the right to ask questions. CCEP must cause to be answered any such question relating to the business being dealt with at the AGM, but no such answer need be given if (a) to do so would interfere unduly with the preparation for the meeting or involve the disclosure of confidential information, (b) the answer has already been given on a website in the form of an answer to a question, or (c) it is undesirable in the interests of CCEP or the good order of the meeting that the question be answered. 26. As Shareholders are unable to attend this year’s AGM due COVID-19 restrictions, we recognise that they will not have the opportunity to ask questions at the Meeting. Therefore, if Shareholders have questions for the Board in relation to the matters to be discussed at the AGM, please submit them by email to shareholders@ccep.com by 5.15pm on 24 May 2021 (or, in the event of any adjournment, at least 48 hours before the time of the adjourned meeting). 29

Part IV ADDITIONAL INFORMATION 1. Responsibility Statement The Directors take responsibility for the information contained in this document, save that: (a) the Olive Nominated Directors, who have not participated in the Board’s consideration of the Waiver Resolution, take no responsibility for the second paragraph under the heading "Recommendation" on page 5; and (b) the only responsibility accepted by the Directors in respect of the information in this document relating to Olive and its intentions has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the Directors to verify this information). To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that this is the case), the information for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information. The directors of Olive take responsibility for information in this document relating to Olive and its intentions. To the best of the knowledge and belief of the directors of Olive (who have taken all reasonable care to ensure that this is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information. 2. Business of CCEP CCEP is a publicly traded, UK-domiciled company listed on Euronext Amsterdam, LSE, the NYSE and the Spanish Stock Exchanges (ticker symbol: CCEP). CCEP is the world’s largest independent Coca-Cola bottler based on revenue and serves a population of over 300 million consumers across Western Europe, including Andorra, Belgium, continental France, Germany, Great Britain, Iceland, Luxembourg, Monaco, the Netherlands, Norway, Portugal, Spain and Sweden. CCEP was formed on 28 May 2016 through the merger of Coca-Cola Enterprises, Inc., Coca‑Cola Erfrischungsgetränke GmbH and Coca-Cola Iberian Partners, S.A. as more fully set out in the Prospectus. 3. Current ratings CCEP's current long-term ratings from Moody’s and Fitch, are A3 (on review for downgrade) and BBB+ (rating watch negative) respectively. Ratings are assigned on the basis of assessed risk and CCEP's ability to pay back its creditors. Changes in the operating results, cash flows or financial position of CCEP could have an impact on the ratings assigned by the various rating agencies. There are no current ratings or outlooks publicly accorded to Olive by any ratings agencies. 30

## 4. Directors of CCEP

The names of the Directors and the positions they hold at the date of this document are:

| Name | Position |
|---|---|
| Damian Gammell | Chief Executive Officer |
| ***Olive Nominated Directors*** | |
| Sol Daurella | Chairman |
| José Ignacio Comenge | Non-executive Director |
| Álvaro Gómez-Trénor Aguilar | Non-executive Director |
| Alfonso Líbano Daurella | Non-executive Director and Corporate Social Responsibility Committee Chairman |
| Mario Rotllant Solá | Non-executive Director |
| ***ER Nominated Directors*** | |
| Irial Finan | Non-executive Director |
| Brian Smith | Non-executive Director |
| ***INEDs*** | |
| Jan Bennink | INED and Affiliated Transaction Committee Chairman |
| John Bryant | INED |
| Christine Cross | INED and Remuneration Committee Chairman |
| Nathalie Gaveau | INED |
| Thomas H. Johnson | INED, Senior Independent Director and Nomination Committee Chairman |
| Dagmar Kollmann | INED |
| Mark Price | INED |
| Dessi Temperley | INED |
| Garry Watts | INED and Audit Committee Chairman |

Further information relating to the Directors is provided on pages 65 to 70 of the 2020 Integrated Report. The business address of the Directors is: Pemberton House, Bakers Road, Uxbridge UB8 1EZ, United Kingdom.

## 5. Directors' and other interests in CCEP

At the close of business on 12 April 2021 (being the latest practicable date prior to the date of this document), the interests of the Directors and their families and the interests of persons connected with them, within the meaning of Part 22 of the Companies Act 2006, in the issued share capital of CCEP were as follows:

| Name | Ordinary Shares | % of CCEP's issued share capital | Shares held |
|---|---|---|---|
| Sol Daurella | 32,743,624 | 7.19189 % | Indirectly through Olive |
| Damian Gammell | 307,958 | 0.06764 % | Directly |
| Jan Bennink | 27,200 | 0.00597 % | Directly |
| John Bryant | 3,340 | 0.00073 % | Directly |
| José Ignacio Comenge | 7,833,662 | 1.72060 % | Indirectly through Olive |
| Álvaro Gómez-Trénor Aguilar | 3,140,347 | 0.68975 % | Indirectly through Olive |
| Thomas H. Johnson | 10,000 | 0.00220 % | Directly |
| Alfonso Líbano Daurella | 6,572,771 | 1.44366 % | Indirectly through Olive |
| Garry Watts | 10,000 | 0.00220 % | Directly |

31

As at the close of business on 12 April 2021 (being the latest practicable date prior to the date of this document), Olive holds 166,128,987 Ordinary Shares, representing approximately 36.4890% of CCEP's issued share capital. In addition, as provided below, the following directors of Olive (all of whom are corporate directors, as set out in paragraph 12, below) hold an indirect interest in CCEP's Ordinary Shares through their shareholding in Olive:

| Directors | % of CCEP's issued share capital |
|---|---|
| Cobega Invest S.L.U. | 20.56861418 % |
| Colabots, S.L. | 0.07489559 % |
| Empresas Comerciales e Industriales Valencianas, S.L | 7.78938889 % |
| Fimora Inversiones S.L. | 1.84976172 % |
| Mendibea 2002, S.L. | 0.96581713 % |
| Paosar, S.L. | 0.00115225 % |
| Rimnal Inversiones, S.L.U. | 0.00000049 % |

Furthermore, the following directors of Olive (all of whom are corporate directors, as set out in paragraph 12, below) hold an indirect interest in CCEP's Ordinary Shares through their direct or indirect shareholdings in Cobega, S.A. ("Cobega"):

| Directors | % of CCEP's issued share capital |
|---|---|
| Begindau, S.L.U.[1] | 7.18809161 % |
| Indau S.á r.l. | 7.18809161 % |
| Larfin, S.A.U. | 2.40282962 % |
| Montsunt, S.A. | 2.39436738 % |

1. Is a fully-owned subsidiary of Indau S.á r.l.

As at the close of business 12 April 2021 (being the latest practicable date prior to the date of this document) two of Olive's shareholders, Cobega Invest, S.L.U. (currently holder of a 56.36941138% stake in Olive) and Empresas Comerciales e Industriales Valencianas, S.L.U. ("Empresas") (currently holder of a 21.34724599% stake in Olive) would hold an indirect stake in CCEP of more than 5% of its issued share capital (20.56861418% in the case of Cobega Invest, S.L.U. and 7.78938889% in the case of Empresas). Cobega Invest, S.L.U. is 100% owned by Cobega, the Daurella family's holding company and a former bottling company active in Catalonia, Aragon, the Balearic Islands, the Canary Islands and Andorra. Empresas was the main shareholder of a former bottling company active in the Levante region of Spain until it was merged into Coca-Cola Iberian Partners S.A. ("CCIP") (now a CCEP subsidiary) in 2013, and is now a holding company whose main assets are shares in Olive as well as certain other interests in real estate and companies active in the food, agriculture and production of renewable energy sectors.

In addition, as at close of business on 12 April 2021 (being the latest practicable date prior to the date of this document), Begindau, S.L.U. ("Begindau"), as a shareholder of Cobega, would also hold an indirect stake in CCEP of more than 5% of its issued share capital 7.18809161%). Begindau is a fully owned subsidiary of Indau, S.á r.l. ("Indau") and is ultimately fully controlled by Sol Daurella. Begindau and Indau are pure holding companies whose main assets are shares in Cobega.

As at the close of business on 12 April 2021 (being the latest practicable date prior to the date of this document), certain options over Ordinary Shares have been granted to Damien Gammell, for nil consideration, as follows:

| Name | Share scheme | Number of shares | Exercise Price | Exercise Period End |
|---|---|---|---|---|
| Damian Gammell | Options[1] | 324,643 | $39.00 | 05.11.25 |

1. 1/3 of these Options vested on 05.11.2016. An additional 1/3 vested on 05.11.2017. The final 1/3 vested on 05.11.2018.

As at the close of business on 12 April 2021 (being the latest practicable date prior to the date of this document), certain awards of shares have also been granted to Damian Gammell under CCEP share plans, all for nil consideration, as follows:

| Name | Date award made | Number of shares | Date of vesting |
|---|---|---|---|
| Damian Gammell | 1 March 2019 | 78,004 | 1 March 2022 |
| Damian Gammell | 17 March 2020 | 78,132 | 17 March 2023 |

32

In the 12 months prior to the close of business on 12 April 2021 (being the latest practicable date prior to the date of this document), neither Olive nor any of the Olive Directors or their families or persons connected with them within the meaning of Part 22 of the Companies Act 2006 had any dealings (including borrowing or lending) in CCEP’s Ordinary Shares. 6. Directors’ service contracts and emoluments Information about the Directors’ service contracts and letters of appointments is set out on page 198 of the 2020 Integrated Report, which is incorporated into this document by reference. Save as disclosed above, there are no service contracts in force between any Director or proposed director of CCEP and the Company, and no such contract has been entered into or amended in the last six months preceding the date of this document. 7. Material contracts Material contracts entered into by CCEP or its subsidiaries On 4 November 2020, the Company announced it had offered to acquire 69.2% of the entire existing issued share capital of Coca-Cola Amatil Limited (“CCL”), a company listed on the Australian Stock Exchange, held by the shareholders of CCL (other than TCCC and its affiliates (the “TCCC Group”)) (the “Independent Amatil Shareholders”) pursuant to a scheme of arrangement (the “Scheme”). In relation to the Scheme, CCEP entered into the following documents which are or may be material: (a) a scheme implementation deed entered into with CCL on 4 November 2020, and amended on 14 February 2021, under which the Company has offered to acquire 69.2% of the entire existing issued share capital of CCL, pursuant to a scheme of arrangement. In accordance with the Scheme, each Independent Amatil Shareholder will receive A$13.32 per share, consisting of A$13.50 in cash for each share they own in CCL, less the A$0.18 per share dividend declared by CCL on 18 February 2021, which is to be paid on 30 April 2020 (the 2H 2020 Dividend). The Scheme is subject to various conditions that must be satisfied or waived (if capable of waiver) in order for the Scheme to be implemented. These conditions include approval from (i) the Australian Foreign Investment Review Board (“FIRB”); (ii) the Overseas Investment Office of New Zealand (“OIO”); (iii) the requisite majorities of the Independent Amatil Shareholders; and (iv) the Australian Court. On 29 January 2021, FIRB confirmed they had no objection to the Scheme; and, (b) a co-operation and sale deed entered into with the TCCC Group on 4 November 2020 in respect of the purchase of the TCCC Group’s 30.8% interest in CCL. Under the agreement, and pursuant to elections made under that agreement, shares held by the TCCC Group will be acquired by the Company on completion of the Scheme in two tranches. In respect of the first tranche of shares, representing 10.8% of the issued share capital of CCL, the TCCC Group will receive total cash consideration of A$9.57 per share, less the cash amount of the 2H 2020 Dividend, being A$0.18 per share. The Company has elected to purchase the second tranche of shares, representing 20% of the issued share capital of CCL in cash at A$10.75 per share, less the cash amount of the 2H 2020 Dividend, being A$0.18 per share. Under the above arrangements, the maximum total cash consideration payable by CCEP to the Independent Amatil Shareholders will be A$6,718,758,462.72 (EUR4,392,377,568.11) and, as CCEP has elected to acquire all of the second tranche shares alongside the first tranche shares, the maximum total consideration payable to the TCCC Group will be A$2,265,364,326.26 (EUR1,482,329,820.07). None of the AGM resolutions relate to the Scheme. Other than the contracts listed above, no contracts have been entered into by CCEP or any of its subsidiaries, other than in the ordinary course of business, within the period of two years prior to the date of this document which are or may be material. 33

Material contracts entered into by Olive or its subsidiaries No contracts have been entered into by Olive or any of its subsidiaries, other than in the ordinary course of business, within the period of two years prior to the date of this document which are or may be material other than: (a) a corporate service agreement entered into with Cobega on 26 May 2016, and amended on 25 May 2018, 1 January 2019, 1 January 2020 and 1 January 2021, which took effect from 1 June 2016, provided that Cobega maintains an indirect stake higher than 50% in Olive. The services rendered by Cobega to Olive under this agreement include services relating to its business operations (including with respect to its industrial, organisation and human resources functions), financial operations (including with respect to its cash management, cash control, accounting and tax functions) and legal management; (b) certain corporate services agreements entered into between Cobega and each of: (i) Olive Activos, S.L.U., Nosoplas, S.L.U., and Frutos y Zumos, S.A.U., all of which were entered into on 22 June 2016, and amended on 25 May 2018, 1 January 2019, 1 January 2020 and 1 January 2021. They took effect from 1 June 2016, for a three year term and automatically extend for one year periods unless notice to the contrary is served two months in advance of the termination date; and (ii) RPET Flake S.L. and Ikenergy Tarancón S.L. each of which was entered into on 6 March 2019 and amended on 1 January 2020. The agreement with Ikenergy Tarancón S.L was further amended on 1 January 2021. The services rendered by Cobega to each of the companies under these agreements include services relating to its business operations (including with respect to its industrial, organisation and human resources functions), financial operations (including with respect to financial controlling, accounting and tax functions) and legal management; and (c) certain corporate service agreements entered into between Cobega Financial Services S.L.U and each of: (i) Olive, Olive Activos, S.L.U., Nosoplas, S.L.U., and Frutos y Zumos, S.A.U., all of which were entered into on 1 January 2019, and amended on 1 January 2020 and 1 January 2021, for a three year term and automatically extend for one year periods unless notice to the contrary is served two months in advance of the termination date; and (ii) RPET Flake S.L. and Ikenergy Tarancon S.L. each of which was entered into on 6 March 2019 and amended on 1 January 2020 and 1 January 2021. The services rendered by Cobega Financial Services S.L.U to Olive and each of the companies under these agreements include services relating to cash reporting, cash management and bank relationship services. 8. Significant change There has been no significant change in the financial or trading position of CCEP since 31 December 2020. 34

## 9. Middle market quotations

The middle market quotations for the Ordinary Shares of CCEP, as derived from, in the case of Euronext Amsterdam, the Euronext Amsterdam Official Price List, in the case of LSE, the Daily Official List of the LSE, and in the case of the NYSE and the Spanish Stock Exchanges, the Bloomberg service, for the first Business Day of each of the six months immediately preceding the date of this document and on 12 April 2021 (being both the latest practicable and available date prior to the date of this document) are set out in the table below.

| | Price per Ordinary Share | | | |
|---|---|---|---|---|
| **Date** | **Euronext Amsterdam €** | **LSE €** | **NYSE $** | **Spanish Stock Exchanges €** |
| 2 November 2020 | 31.40 | 31.25 | 36.17 | 31.20 |
| 1 December 2020 | 37.70 | 37.58 | 45.62 | 37.90 |
| 4 January 2021 | 39.40 | 39.43 | 48.40 | 39.65 |
| 1 February 2021 | 39.00 | 39.20 | 48.04 | 39.20 |
| 1 March 2021 | 43.30 | 43.13 | 52.55 | 42.20 |
| 1 April 2021 | 43.68 | 43.77 | 51.10 | 44.46 |
| 12 April 2021 | 45.62 | 45.88 | 54.61 | 45.58 |

## 10. Relationship between Olive, CCEP and the Olive Nominated Directors

*CCEP*

The governance framework of CCEP is set out in CCEP's Articles (the terms of which are described on pages 203 to 208 of the Prospectus) and the Shareholders' Agreement (the terms of which are described at pages 240 to 246 of the Prospectus) which provide a high level framework for the affairs and governance of CCEP and set out CCEP's relationships with its stakeholders, including Olive and ER.

*Olive*

Olive is 56.3694% owned by Cobega Invest, S.L.U which, in turn, is 100% owned by Cobega. As described in paragraph 7 of this Part IV, Cobega has entered into a number of corporate services agreements with Olive and its subsidiaries. As Olive is interested in the Waiver Resolution, it is not entitled to vote on it in respect of its shareholdings.

*Olive Nominated Directors*

In accordance with the terms of the Articles and the Shareholders' Agreement, the Olive Nominated Directors have been appointed to the Board by Olive.

As Olive is considered to be interested in the outcome of the Waiver Resolution, the Olive Nominated Directors have, in accordance with the provisions of the Takeover Code, made no recommendation on the Waiver Resolution. The Olive Nominated Directors have no direct shareholding in CCEP.

## 11. Business of Olive and current trading and prospects

Olive is a Spanish company with its registered office at C/ Alcalá 44, 4ª planta, 28014 Madrid, Spain. The nature of its business is as a holding company through which the former shareholders in CCIP, which is now a CCEP subsidiary, hold their shares in CCEP. In addition, Olive is also the holding company of the shares in certain companies that used to be owned by former subsidiaries of CCIP or in new companies (RPET Flake S.L. and Ikenergy Tarancón S.L.) which carry out supplementary activities to those of the aforementioned former subsidiaries of CCIP. All those other companies are the Olive Subsidiaries. Olive attaining the maximum controlling position as a result of the Buyback Authorities would not significantly affect its earnings, assets or liabilities.

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12. Directors of Olive The directors of Olive (all of which, other than Mr Álvaro Gómez-Trénor Aguilar and Mr Pablo Gómez-Trénor Aguilar, are corporate directors) are: • Indau S.á r.l. (represented by Ms Sol Daurella); • Empresas Comerciales e Industriales Valencianas, S.L. (represented by Mr Javier Gómez-Trénor Vergés); • Provisiones y Tenencias, S.L.U. (represented by Mr Mario Rotllant Solá); • Larfin, S.A.U. (represented by Mr Alfonso Líbano Daurella); • Montsunt, S.A. (represented by Ms Victoria Figueras-Dotti Daurella); • Cobega Invest, S.L.U. (represented by Mr Camilo Javier Juliá Diez de Rivera); • Rimnal Inversiones, S.L.U. (represented by Ms Alicia Daurella Aguilera); • Begindau, S.L.U. (represented by Mr Eduardo Berché Moreno); • Mr Álvaro Gómez-Trénor Aguilar; • Mr Pablo Gómez-Trénor Aguilar; • Usó Ferrera Inversiones, S.L. (represented by Mr Manuel Ferris Usó); • Fimora Inversiones, S.L. (represented by Alexis Masaveu Mora-Figueroa); • Colabots, S.L. (represented by Mr Manuel Álvarez de Estrada Creus); • Mendibea 2002, S.L. (represented by Mr José Ignacio Comenge); and • Paosar, S.L. (represented by Mr Jaime Castellanos Borrego). The business address of Olive is C/ Alcalá 44, 4ª planta, 28014 Madrid, Spain. 13. Interests in Olive of CCEP and the Directors Other than as described below, neither CCEP nor any of the Directors, or their families or persons connected with them within the meaning of Part 22 of the Companies Act 2006, have any interests in, rights to subscribe for, or short positions in the issued ordinary share capital of Olive. José Ignacio Comenge directly holds 25,765 shares in the capital of Olive, representing approximately 0.001721% of its issued share capital. Álvaro Gómez--Trénor Aguilar directly holds 90,967 shares in the capital of Olive, representing 0.0061% of its issued share capital. In addition, the following Olive Nominated Directors hold an indirect interest in Olive through their shareholdings in Cobega and other connected parties: Name % of Olive’s issued share capital Sol Daurella 19.709759 José Ignacio Comenge 4.71541 Álvaro Gómez-Trénor Aguilar 1.890307 Alfonso Líbano Daurella 3.956427 14. General Credit Suisse has given and has not withdrawn its written consent to the inclusion of its name and references to it in this document in the form and context in which they appear. Save as set out in this document, no agreement, arrangement or understanding (including any compensation arrangement), exists between Olive or any person acting in concert with Olive and any of the Non-Olive Directors, recent independent directors, Independent Shareholders or recent Shareholders of CCEP, or any person interested in or recently interested in shares of CCEP, having any connection with or dependence upon the proposals set out in Resolution 23. As at 12 April 2021 (being the latest practicable date prior to the date of this document, and save as disclosed elsewhere in Part IV of this document): (a) neither Olive nor Olive's directors, nor any person acting in concert with it or them, has any interest in, right to subscribe in respect of, or short position in relation to any relevant securities; (b) neither Olive nor Olive's directors, nor any person acting in concert with it or them, have dealt in relevant securities during the period of 12 months ended on 12 April 2021 (being the latest practicable date prior to the publication of this document); 36

(c) there are no relevant securities which Olive or Olive’s directors, or any person acting in concert with it or them, have borrowed or lent (excluding any borrowed relevant securities which have either been on-lent or sold); (d) none of: (i) the Directors or any of their close relatives or related trusts; (ii) any connected adviser (except in the capacity of an exempt fund manager or an exempt principal trader); or (iii) any other person acting in concert with CCEP, has as at 12 April 2021 (being the latest practicable date prior to the publication of this document), any interest in, right to subscribe in respect of, or short position in relation to any relevant securities; and (e) there are no relevant securities which CCEP or any person acting in concert with Company or the Directors has borrowed or lent (excluding any borrowed relevant securities which have either been on-lent or sold). There is no agreement or arrangement or understanding by which the beneficial ownership of any Ordinary Shares acquired by CCEP pursuant to the Buyback Authorities will be transferred to any other person. Such shares will, in accordance with the Companies Act 2006, either be held in treasury up to the amounts permitted to be held in treasury by the Companies Act 2006 or will be cancelled, with the issued ordinary share capital of CCEP being reduced by the nominal amount of those Ordinary Shares so purchased. In this paragraph 14, reference to: "relevant securities" means Ordinary Shares and securities carrying conversion or subscription rights into Ordinary Shares; "derivatives" includes any financial product, whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security; "short position" means a short position, whether conditional or absolute and whether in the money or otherwise, and includes any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery; "associated company" means in relation to any company that company’s parent, subsidiaries and fellow subsidiaries, and their associated companies, and companies of which such companies are associated companies. For these purposes, ownership or control of 20% or more of the equity share capital of a company is regarded as the test of associated company status; "connected adviser" means: (a) in relation to CCEP (i) an organisation which is advising CCEP in relation to the Waiver Resolution and the Buyback Authorities; and (ii) a corporate broker to CCEP; (b) in relation to a person who is acting in concert with Olive or with the Directors, an organisation (if any) which is advising that person either (i) in relation to the Waiver Resolution and the Buyback Authorities; or (ii) in relation to the matter which is the reason for that person being a member of the relevant concert party; and (c) in relation to a person who is an associated company of Olive or CCEP, an organisation (if any) which is advising that person in relation to the Waiver Resolution and the Buyback Authorities; "control" means an interest, or aggregate interests, in shares carrying in aggregate 30% or more of the voting rights of a company, irrespective of whether such interest or interests give de facto control; and "dealing" or "dealt" includes the following: (a) the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities, or of general control of securities; (b) the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any securities; 37

(c) subscribing or agreeing to subscribe for securities; (d) the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights; (e) the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities; (f) the entering into, terminating or varying the terms of any agreement to purchase or sell securities; and (g) any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he or she has a short position. For the purposes of this paragraph 14 a person is treated as "interested" in securities if he or she has long economic exposure, whether absolute or conditional, to changes in the price of those securities (and a person who only has a short position in securities is not treated as interested in those securities). In particular, a person is treated as "interested" in securities if: (a) he or she owns them; (b) he or she has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them; (c) by virtue of any agreement to purchase, option or derivative, he or she: (i) has the right or option to acquire them or call for their delivery, or (ii) is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or (d) he or she is party to any derivative: (i) whose value is determined by reference to their price, and (ii) which results, or may result, in his or her having a long position in them. 15. Documents available for inspection Subject to any UK Government restrictions relating to COVID-19, the following documents are available for inspection during normal business hours at the registered office of CCEP on any Business Day from the date of this document until the date of the AGM and may also be inspected at the AGM venue for 15 minutes prior to and during the meeting: (a) the Articles of Association of CCEP; (b) the consent letter from Credit Suisse referred to in paragraph 14 above; (c) copies of the Executive Director’s service contract with CCEP; (d) copies of the Non-Executive Directors’ letters of appointment; (e) the Prospectus; (f) the 2020 Integrated Report; (g) the Contracts, along with a list of the repurchase counterparties, the names of which do not appear in the Contracts themselves (referred to on page 10 of this document); and (h) this document. Copies of these documents, with the exception of items (b), (c), (d) and (g), will also be available on CCEP's website (www.cocacolaep.com). Copies of the following documents are available on Olive’s website: (i) the articles of association of Olive at: https://www.olivepartners.com/Content/docum/Estatutos%20sociales%20OLIVE%20PARTNERS%20S.A. %20-%20versi%C3%B3n%20vigente%20(08.09.2020).pdf; and 38

(j) Olive’s audited annual accounts for the year ended 31 December 2019 at: https://www.olivepartners.com/Content/docum/OP_CCAA%202019%20web.pdf. The table below sets out the various sections of those documents which are incorporated by reference into this document, so as to provide the information required pursuant to the Takeover Code. These documents (other than Olive's audited annual accounts for the year ended 31 December 2019 which will be available from Olive's website as above) will also be available at CCEP’s website, www.cocacolaep.com, from the date of this document and available for inspection as set out in this paragraph 15. Document Section Page number(s) in such document Prospectus Additional Information - Articles of Association Additional Information - Material Contracts - CCEP 203 to 208 240 to 249 2020 Integrated Report Board of Directors Directors’ Remuneration report CCEP’s audited consolidated financial statements for the year ended 31 December 2020 All 65 to 70 92 to 107 128 to 174 All Olive’s audited annual accounts for the year ended 31 December 2019 All Subject to any provisions that may be enacted in response to the COVID-19 pandemic relating to how a company may communicate with its shareholders, any Shareholder, person with information rights or other person to whom this document is sent may request a copy of each of the documents set out above in hard copy form. Hard copies will only be sent where valid requests are received from such persons. Requests for hard copies are to be submitted to the Company Secretary by post to Pemberton House, Bakers Road, Uxbridge UB8 1EZ, United Kingdom or by making a request via www.cocacolaep.com/financial-reports-and-results/integrated-reports or by sending an email to sendmaterial@proxyvote.com or by making a request via www.proxyvote.com or by phoning (in the US) +1 800 579 1639 (calls made in the US and Canada are toll-free to this number) or (outside the US) +1-800-579-1639 (costs may vary in other regions). Lines are open 24 hours a day. All valid requests will be dealt with as soon as possible and hard copies mailed by no later than two business days following such request. Credit Suisse, which is authorised by the Prudential Regulation Authority and regulated by the Prudential Regulation Authority and the Financial Conduct Authority in the United Kingdom, is acting exclusively as financial adviser to CCEP and for no one else in connection with the Waiver Resolution and will not be responsible to any person other than CCEP for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the proposals in this document, or any matter referred to in this document. Apart from the responsibilities and liabilities, if any, which may be imposed on Credit Suisse by the Financial Services and Markets Act 2000 or the regulatory regime established thereunder or any other laws, neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this document, any statement contained herein or otherwise. 39

Part V DEFINITIONS The following definitions apply throughout this document (and for the avoidance of doubt, words in the singular shall include the plural and the plural shall include the singular), unless the context otherwise requires: "2020 Integrated Report" means the integrated report and audited accounts of CCEP for the year ended 31 December 2020, a copy of which accompanies this document; "2020 Share Buyback Programme" means the €1 billion share buyback programme announced by the Board on 13 February 2020; "2H 2020 Dividend" means the A$0.18 per share dividend declared by CCL on 18 February 2021; "AGM” or "Meeting" means the annual general meeting of CCEP to be held at Pemberton House, Bakers Road, Uxbridge UB8 1EZ, United Kingdom at 5.15pm on 26 May 2021; "Articles of Association" or "Articles" means the Articles of Association of CCEP; "Auditor" means Ernst & Young LLP; "Begindau" has the meaning given in paragraph 5 of Part IV (Additional Information); "Board" or "Directors" means the directors of CCEP, and “Director” shall mean any one of them, as the context requires; "Business Day" means any day (other than a Saturday or Sunday or public holiday) on which banks are generally open for business in London, United Kingdom; "Buyback Authorities" means the authorities that would be granted by Resolutions 26 and 27, if passed, for CCEP to make purchases of its own shares; "CCIP" means Coca-Cola Iberian Partners S.A.; "CCL" means Coca-Cola Amatil Limited; "Cobega" means Cobega, S.A.; "Company" or "CCEP" means Coca-Cola European Partners plc; "Contract" or "Contracts" has the meaning given in Resolution 27; "Credit Suisse" means Credit Suisse International; "DTC" means the Depositary Trust Company; 40

"Empresas" has the meaning given in paragraph 5 of Part IV; "ER" means European Refreshments, a wholly-owned subsidiary of The Coca-Cola Company; "ER Nominated Directors" means Irial Finan and Brian Smith, being Directors nominated by ER; "FIRB" means the Australian Foreign Investment Review Board; "Group" means Coca-Cola European Partners plc and its subsidiaries from time to time; "IA" means the Investment Association; "IFRS" means the International Financial Reporting Standards as adopted by the European Union; "Indau" has the meaning given in paragraph 5 of Part IV (Additional Information); "INEDs" means the independent non-executive directors of CCEP, being those non-executive directors of CCEP who are not appointed by ER or Olive; "Independent Amatil Shareholders" means shareholders of CCL (other than the TCCC Group); "Independent Shareholders" means Shareholders other than Olive or any concert party (as defined by the Takeover Code) of Olive; "LSE" means London Stock Exchange; "Non-Olive Directors" means the Directors other than the Olive Nominated Directors; "Notice of AGM" or "Notice of Meeting" or "Notice" means the notice of AGM set out at Part I (Notice of Meeting); "NYSE" means the New York Stock Exchange; "OIO" means the Overseas Investment Office of New Zealand; "Olive" means Olive Partners, S.A.; "Olive Nominated Directors" means Sol Daurella, José Ignacio Comenge, Álvaro Gómez-Trénor Aguilar, Alfonso Líbano Daurella and Mario Rotllant Solá, being the Directors nominated by Olive; "Olive Subsidiaries" has the meaning given to it in paragraph 7 of Part IV (Additional Information); "Ordinary Shares" means the ordinary shares of €0.01 each in CCEP; 41

"Panel" means the Panel on Takeovers and Mergers; "Prospectus" means CCEP’s prospectus dated 25 May 2016 issued to investors regarding the admission to the standard listing segment of the Official List and to trading on Euronext London and the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges (together the Spanish Stock Exchanges); "Resolution" or "Resolutions" means the resolution or resolutions set out in the Notice of AGM; "Shareholders" means the shareholders of CCEP; "Shareholders’ Agreement" means the shareholders’ agreement dated 28 May 2016 between CCEP and Olive, ER, Coca-Cola GmbH and Vivaqa Beteiligungs Gmbh & Co. Kg; "Spanish Stock Exchanges" means the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges; "Takeover Code" means the City Code on Takeovers and Mergers; "TCCC" means The Coca-Cola Company; "TCCC Group" means TCCC and its affiliates; and "Waiver Resolution" means Resolution 23. 42

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